                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



      Date of report (Date of earliest event reported): September 23, 2002
                                                        -------------------

                           THE MED-DESIGN CORPORATION
                           ---------------------------
                 (Exact Name of Registrant Specified in Charter)


         Delaware                     0-25852                  23-2771475
     ----------------          ---------------------       --------------
      (State or Other            (Commission File           (I.R.S. Employer
      Jurisdiction of                 Number)              Identification No.)
      Incorporation)

             2810 Bunsen Avenue
             Ventura, California                                  93003
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 (Address of Principal Executive Offices)                      (Zip Code)




       Registrant's telephone number, including area code: (805) 339-0375
                                                            -------------




          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)
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Item 9.  Regulation FD Disclosure.

The Med-Design Corporation (the "Company") has previously disclosed its dispute with Becton Dickinson and Company ("BD") regarding which of the royalty rates provided for in the License Agreement, dated March 12, 2000, between the Company and BD is payable to the Company for BD's Integra(TM) Syringe with Retracting Precision Glide. The Company currently estimates that arbitration proceedings to resolve the dispute will take approximately 12 months.

In formulating its estimate, the Company considered the following information. The terms of the Licensing Agreement provide that any arbitration conducted thereunder will be conducted under the arbitration rules of the Center for Public Resources (the "CPR"; such rules are referred to below as the "Rules"), although the parties may agree to another forum constituted to resolve disputes between parties (the Company does not intend to designate a forum other than the CPR). The License Agreement and the Rules establish preset timeframes for various activities relating to the arbitration, and Rule 9 directs the arbitration tribunal to "strictly enforce" the time limits specified in the Rules.

Set forth below is a summary of certain relevant provisions of the License Agreement and the Rules setting forth time limits for various procedural matters relating to the arbitration. In some instances, the timetable can be extended by the tribunal for good cause or by agreement between the parties:

Notice of Arbitration; Selection of Arbitrators - Rule 3.1 requires the party commencing arbitration to deliver a notice of arbitration to the other party (the Company provided such a notice on September 13, 2001). Under Rule 3.4, the party receiving the notice has 20 days to deliver a notice of defense. The terms of Article VIII of the License Agreement, read together with Rules 5.2 and 5.3, appear to require that the selection of a single arbitrator or three arbitrators (depending on circumstances set forth in the License Agreement) be completed within 20-40 days following delivery of the notice of defense. If the selection is not accomplished within that time, each of the parties will have selected one arbitrator, and either party may request that CPR proceed to select the third arbitrator. Under Rule 6.3, CPR has 15 days following receipt of the request to submit to the parties a list of not less than five candidates. Each party may strike a candidate based on considerations set forth in the Rule and shall number the remaining candidates in order of preference. If a party fails without good cause to return the list so marked within 10 days after receipt, the party will be deemed to have consented to all of the candidates listed. CPR will designate the third arbitrator based on the preferences indicated by the parties. If this procedure fails to result in the designation of the third arbitrator, CPR shall appoint a person whom it deems qualified to serve as the third arbitrator.

                                      -2-
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Pre-Hearing Conference - Rule 9.4 provides that, within 15 days following the selection of the arbitration tribunal (which may consist of one or three arbitrators, depending on the outcome of the selection process described above), the tribunal shall hold an initial pre-hearing conference for the planning and scheduling of the proceeding. Rule 9.5 provides that within five days following the conference, the tribunal shall issue a pre-hearing order which will include a schedule for completion of discovery, for the hearings and the hearing time allotted to each party for presentation of its case and for rebuttal.

Discovery - Rule 10 provides that discovery shall be completed within 60 days following the initial pre-hearing conference, unless extended by agreement of both parties with the approval of the tribunal.

The Hearing - Rule 11.1 provides that the hearing will begin not later than 30 days after the completion of discovery, and hearing dates will be scheduled consecutively insofar as possible.

Post-Hearing Briefs - Rule 11.8 provides that if the tribunal requests post-hearing briefs, delivery must be made within 15 days after the close of hearings.
















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The Award - Rule 13.4 states that the award of the arbitration tribunal shall be delivered to the parties within 30 days after conclusion of the hearings or after receipt of the last post-hearing brief, if post-hearing briefs are submitted. Rule 13.5 states that within 10 days after receipt of the award, a party may request the tribunal to reconsider any aspect of the award and, within 20 days after delivery of award, the tribunal may make changes or corrections on its own initiative as well as changes or corrections requested by either party. Rule 13.6 states that after expiration of the 20 day period, awards shall be final and binding on the parties.

Based on the timetables set forth in the Rules and consultation with counsel, the Company developed its current 12 month estimate. However, the actual duration of the arbitration proceedings can be shorter or longer due to various factors.


























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                                    SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            THE MED-DESIGN CORPORATION
                                                    (Registrant)


                                            By /s/ Joseph N. Bongiovanni, III
                                               -------------------------------
                                               Joseph N. Bongiovanni, III
                                               Vice President and Secretary



Dated: September 23, 2002